Exhibit 99.1

Audit Committee Letter

March 16, 2016

The Audit Committee of the Board of Directors of the Federal Home Loan Bank of Cincinnati (FHLB) at year-end 2015 was composed of eight Directors, two who represent the public sector and six who represent industry members. The members of the Audit Committee at year-end 2015 were Mark N. DuHamel, Chair; J. Lynn Anderson; Grady P. Appleton; Greg W. Caudill; James R. DeRoberts; Leslie D. Dunn; James A. England, and David E. Sartore.

The 2016 Audit Committee is comprised of seven Directors, two who represent the public sector and five who represent industry members. Both the 2015 and 2016 Audit Committee members are independent, as defined by the Federal Housing Finance Agency.

The Audit Committee oversees the FHLB's financial reporting process; reviews compliance with laws, regulations, policies and procedures; and evaluates the adequacy of administrative, operating, and internal accounting controls. The Audit Committee has adopted and is governed by a written charter which is posted on the FHLB’s Web site at www.fhlbcin.com. The Audit Committee met on 11 occasions to satisfy its responsibilities during 2015 in compliance with the charter. In fulfilling its responsibilities under its charter, the Audit Committee has reviewed and discussed the audited financial statements with management. The Audit Committee also discussed with the Independent Registered Public Accounting Firm the matters required to be discussed by applicable PCAOB standards. The Committee also received the written disclosures and the letter from the Independent Registered Public Accounting Firm required by PCAOB standards, and discussed with the auditors the Firm's independence.

Based on the review and discussions referred to above, the current members of the Audit Committee recommended to the Board of Directors that the FHLB’s audited financial statements for the fiscal year ended December 31, 2015, be included in the FHLB’s annual report on Form 10-K filed with the Securities and Exchange Commission.

J. Lynn Anderson, Chair
Grady P. Appleton
James R. DeRoberts
Leslie D. Dunn
James A. England
Thomas L. Moore
David E. Sartore